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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the reference to our firm under the captions "Experts" and "Selected Historical and Pro Forma Condensed Combined Consolidated Financial Data" in the Proxy Statement/Prospectus of National Health Laboratories Holdings Inc. which is made a part of the Registration Statement on Forms S-4/S-3 and the related Prospectuses for the registration of shares of common stock and warrants of National Health Laboratories Holdings Inc. and to the inclusion therein of our report dated February 15, 1994 with respect to the consolidated financial statements of Roche Biomedical Laboratories, Inc. included therein. However, it should be noted that Price Waterhouse LLP has not prepared or certified the "Selected Historical and Pro Forma Condensed Combined Consolidated Financial Data."

PRICE WATERHOUSE LLP

Morristown, New Jersey
April 24, 1995